COLUMBUS ENERGY CORP.
                            (A Colorado Corporation)

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

                                 March 24, 1998


     You are invited to attend or be represented by proxy at the Annual Meeting of Shareholders of Columbus Energy Corp., a Colorado corporation, to be held in the Norwest Bank Building Forum Room, Main Floor, 1740 Broadway, Denver, Colorado, at 9:30 a.m. MDT on May 7, 1998, for the following purposes:

     1. To elect three Class I members of the Board of Directors for the ensuing year as listed in the proxy statement.

     2. To transact such other business as may properly be brought before the meeting.

     The transfer books of the Company will not be closed, but only shareholders of record at the close of business on March 16, 1998 will be entitled to receive notice of, and vote at, the meeting or at any postponement or adjournment thereof.

     A copy of the annual report of the Company for the fiscal year ended November 30, 1997 accompanies this Notice of Annual Meeting of Shareholders.

     PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY SO THAT YOUR VOTE CAN BE RECORDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. POSTAGE IS PROVIDED IF MAILED WITHIN THE UNITED STATES.

     You may revoke your proxy by following the procedures set forth in the accompanying proxy statement.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        H. C. Gutjahr
                                        Secretary

                             COLUMBUS ENERGY CORP.

                              1660 Lincoln Street
                             Denver, Colorado 80264

                           ANNUAL MEETING MAY 7, 1998

               --------------------------------------------------
                                PROXY STATEMENT
               --------------------------------------------------

                                 March 24, 1998


                             SOLICITATION OF PROXY

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Columbus Energy Corp. ("Columbus" or the "Company") for use at the annual meeting of shareholders of Columbus to be held May 7, 1998. The notice of the meeting and form of proxy are enclosed with this proxy statement.

                                     PROXY

     Each properly executed proxy will be voted, and where a choice has been specified by the shareholders on the proxy, it will be voted in accordance with the specifications made. If no choice is specified it will be voted FOR the nominee directors. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and to vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by notice to the Secretary of the Company prior to or at the time of the meeting, by executing a new proxy bearing a later date, or by voting in person at the meeting.

                                 VOTING MATTERS

     The only voting class of security of the Company is its common stock, par value $.20 per share, each share of which entitles its holder to one vote. As of March 16, 1998, there were outstanding and entitled to vote 4,245,715 shares of common stock. Only shareholders of record at the close of business on March 16, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     The presence, in person or by proxy, of holders of one-third of the outstanding common stock of the Company will constitute a quorum for the transaction of business at the annual meeting, but, if a quorum is not present, the meeting may be adjourned from time to time until a quorum is obtained. Both abstentions and broker non-votes are treated as present for purposes of determining a quorum at the annual meeting. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is necessary for election of directors. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable Colorado law, a broker non-vote will have no effect on the outcome of the election of directors as such votes will not be counted as votes cast.

     This proxy statement and the accompanying notice of annual meeting and form of proxy are first being sent to shareholders on or about March 24, 1998.

                           -------------------------

     THE COMPANY WITHOUT CHARGE WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 30, 1997, TO EACH RECORD OR BENEFICIAL OWNER OF ITS COMMON STOCK ON THE RECORD DATE. SUCH REQUESTS SHOULD BE DIRECTED
TO: COLUMBUS ENERGY CORP., 1660 LINCOLN STREET, SUITE 2400, DENVER, COLORADO 80264, ATTENTION: H. C. GUTJAHR, SECRETARY.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information concerning persons known by the Company to be beneficial owners of more than five percent of the Company's voting securities as of February 28, 1998. All information is taken from or based on filings made by such beneficial owners with the Securities and Exchange Commission ("SEC") or information provided by such owners to the Company. Except as indicated in the footnotes, each person identified in the table holds sole voting and investment power with respect to the shares shown opposite such person's name.

     Title                                      Amount and Nature of    Percent
    of Class              Name                 Beneficial Ownership(4)  of Class
    --------              ----                 -----------------------  --------

  Common Stock    Harry A. Trueblood, Jr.            975,344 (1)          22.8
  par value       1660 Lincoln St., Suite 2400
  $.20 per share  Denver, CO 80264

                  Carl Seaman                        456,533 (2)          10.7
                  63 Hunting Ridge Road
                  Greenwich, CT 06831

                  Fidelity Low-Priced Stock          429,420 (3)          10.1
                  Fund, c/o Fidelity Management
                  & Research Company
                  82 Devonshire Street
                  Boston, MA  02109

                  Wellington Management Company, LLP 419,925               9.9
                  Wellington Trust Co. N.A.
                  75 State Street
                  Boston, MA  02109

(1) Includes 34,375 shares underlying non-statutory stock options that Mr. Trueblood has the right to acquire within 60 days of the record date; and 23,292 shares which are owned by Lucile B. Trueblood, Mr. Trueblood's wife, which she holds as her separate property and as to which Mr. Trueblood disclaims any beneficial ownership.

(2) Includes 166,375 shares owned by Carl and Associates, a general partnership in which Mr. Seaman owns an 80% partnership interest and as to which Mr. Seaman shares voting and investment power, and 6,146 shares which are owned by Linda Seaman, Mr. Seaman's wife, which she holds as her separate property and as to which Mr. Seaman disclaims any beneficial ownership.

(3) Fidelity Low-Priced Stock Fund (the "Fund") is reported to be an investment company whose investment adviser is Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. FMR Corp. is controlled by Edward C. Johnson, 3d. Edward C. Johnson, 3d., Fidelity, and FMR Corp. have sole power to dispose of the shares owned by the Fund.

(4) Share amounts reflect the 10% stock dividend paid to shareholders of record on February 23, 1998.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The table below provides information as to each class of Columbus' equity securities beneficially owned as of February 28, 1998 by (i) each director, (ii) each "named executive officer" listed in the table under the heading "Executive Compensation", and (iii) all directors and executive officers as a group. All information is taken from or based on filings made by such persons with the SEC or provided by such persons to the Company. Except as indicated in the footnotes, each person identified in the table holds sole voting and investment power with respect to the shares shown opposite such person's name.

      Title        Name and Address             Amount and Nature of    Percent
    of Class      of Beneficial Owner          Beneficial Ownership(7)  of Class
    --------      -------------------          -----------------------  --------

  Common stock    Harry A. Trueblood, Jr.         975,344(1)              22.8
  par value       J. Samuel Butler                 24,053(2)               *
  $.20 per share  William H. Blount, Jr.           17,476(2)               *
                  Donald W. Ringsby                65,418(2)(3)            1.5
                  Jerol M. Sonosky                 26,485(2)               *
                  Clarence H. Brown                63,851(4)               1.5
                  Ronald H. Beck                   50,340(5)               1.2
                  Michael M. Logan                 55,871(5)               1.3
                  All directors and             1,352,451(6)              29.8
                    executive officers as a
                    group (10 persons)

___________________________
*    Less than 1%

(1)  See footnote (1) under "Security Ownership of Certain Beneficial Owners."

(2) Includes 11,000 shares of common stock underlying stock options that Messrs. Butler, Blount, Ringsby and Sonosky have the right to acquire and which are all exercisable.

(3) Includes 23,292 shares which are owned by Karen R. Ringsby, Mr. Ringsby's wife, which she holds as her separate property and to which Mr. Ringsby disclaims any beneficial ownership.

(4) Includes 62,370 shares of common stock underlying stock options, all exercisable.

(5) Includes 45,058 and 53,658 shares of common stock underlying stock options held by Messrs. Beck and Logan, respectively, all exercisable.

(6) Includes an aggregate of 292,701 shares of common stock underlying stock options, all exercisable.

(7) Share amounts reflect the 10% stock dividend paid to shareholders of record on February 23, 1998.

                                 PROPOSAL NO. 1
                       NOMINEES FOR ELECTION OF DIRECTORS

     The Board of Directors consists of six members, divided into two classes (Class I and Class II) having staggered terms of two years each. The Class I directors are Harry A. Trueblood, Jr., William H. Blount, Jr. and Donald W. Ringsby. The Class II directors are J. Samuel Butler, Jerol M. Sonosky and Clarence H. Brown. Three Class I directors are to be elected at this meeting. The persons authorized by the enclosed form of proxy intend to vote each proxy received by them for the election of the three Class I nominees named below unless different instructions are given. The term of office of all Class I nominees, if elected, will commence on their election and will continue until the annual meeting in 2000 or until their successors are duly elected and qualified.

     Each Class I nominee has consented to be named in this proxy statement and to serve if elected.

     If any nominee becomes unable to serve as a director before the annual meeting, the persons authorized by the proxy will vote in their discretion for the election of another person for such office. The Board of Directors has no reason to believe that any Class I nominee will decline or become unable to serve before the annual meeting.

     The Board of Directors unanimously recommends a vote FOR the Class I nominees named below.

     Certain information as to each nominee for election as a Class I director is set forth in the table below and in the paragraphs below. The information appearing in the table below has been furnished to the Company by the nominees.

               Name of Nominees for Director,                      First Became
    Principal Occupation and Biographical Information (1)   Age     Director in
    -----------------------------------------------------   ---    ------------

Harry A. Trueblood, Jr.                                      72        1982

     Chairman of the Board, President, Chief Executive Officer and Director. He also currently holds identical offices in CEC Resources Ltd., a former wholly-owned Canadian subsidiary, which was divested by a rights offering to Columbus' shareholders in February 1995. In addition, he was a founder and former President and/or Chairman of the Board and Chief Executive Officer of Consolidated Oil & Gas, Inc., the former parent of Columbus, from 1958 until October 1988. He is a former Director of the Chief Executives Organization and several public companies, some of which were affiliates of Consolidated and Columbus.

William H. Blount, Jr.                                       51        1988

     Director. Mr. Blount has been Chairman and President of Power Motive Corporation, Denver, Colorado, a distributor of heavy construction equipment, since 1980. He has been with that firm since 1972 and was Vice President from 1974 to 1980. He is a member of the Chief Executives Organization and a Director of Colorado Uplift.

Donald W. Ringsby                                            58        1988

     Director. Mr. Ringsby is President and Chairman of the Board of Ringsby Terminals, Inc., an industrial real estate investment company. He is a member of the Chief Executives Organization, a Director of Colorado Uplift, and a Director of the University of Colorado Foundation.


Information Concerning Continuing Directors

     Certain information as to each director who will continue in office is set forth in the table below. The information appearing in the table below has been furnished to the Company by the Directors.

              Name of Continuing Directors,                        First Became
   Principal Occupation and Biographical Information (1)    Age     Director in
   -----------------------------------------------------    ---    ------------

J. Samuel Butler                                             52        1984

     Director. Mr. Butler was President and Chief Operating Officer of Columbus from 1985 until July 31, 1989 after which he became a founding principal of the investment banking firm of Petrie Parkman & Co. until December 1994. Also during that time he served as Chief Executive Officer and President of privately-held Sterling Energy Corp. and Sheffield Exploration Company, a publicly-held independent oil and exploration company. He currently serves as Chairman of the Board, Chief Executive Officer and President of ST Oil Company, a privately-held independent oil and gas company, and Director of Colorado Wyoming Reserve Company.

Jerol M. Sonosky                                             72        1985

     Director. Mr. Sonosky served in various capacities with the First Interstate Bank of California, Los Angeles, California, from 1959 to 1983, retiring in 1983 as Executive Vice President and Manager of the International Division. Currently he is an energy and financial consultant.

Clarence H. Brown                                            63        1989

     Director. Mr. Brown was elected Executive Vice President of Columbus in September 1988 and was later named Chief Operating Officer in August 1989. From 1984 until September 1988, he was Chief Executive Officer and Chairman of the Board of Kimbark Oil & Gas Company.

___________________________
(1)  As to the extent of  participation  of executive  officers and directors in
     oil  and  gas  exploration  and  other  matters,   see  "Transactions  with
     Management."

Compensation of Directors

     At each annual organization meeting, the Board of Directors adopts a new compensation policy for its directors for the next year. Following the 1997 annual meeting, the Board determined the following policy to be effective until May 31, 1998: The directors of Columbus who are not otherwise employed as officers are currently paid an annual director's fee of 2,000 shares of restricted common stock issued from treasury, which for tax purposes is valued at 75% of the closing price of the common stock on the date of that directors' meeting, plus $1,400 per meeting for attendance at all regular and special meetings of the Board of Directors, and $700 for attendance at meetings of the Audit, Compensation and Executive Committees if held at a time other than at the time that a regular or special meeting of the Board is held.

Committees and Meetings

     The Board of Directors held four meetings during fiscal 1997. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees described below on which such director served.

     The  Company  has a  standing  Executive  Committee  comprised  of  Messrs.
Trueblood and Sonosky. The function of the Executive Committee is to act on matters in the absence of the Board of Directors, which actions are later ratified by the Board of Directors. The Executive Committee met two times during fiscal 1997.

     The Company has a standing Audit Committee comprised of Messrs. Blount (Chairman of the Committee), Butler and Ringsby. The principal duties of the Audit Committee are to recommend to the Board of Directors the engagement and discharge of the independent auditors; review with management and the independent auditors the type of services to be performed by the independent auditors, their performance and their fees; review the scope of the audit; consider comments by the auditors regarding internal controls and accounting procedures, as well as management's response to those comments; and review the adequacy of the Company's system of internal accounting controls. The Audit Committee met two times during fiscal 1997.

     The Company has a standing Compensation Committee comprised of Messrs. Sonosky (Chairman of the Committee), Ringsby and Trueblood. The function of the Compensation Committee is to review and determine the compensation to be awarded to all executive officers (other than the Chief Executive Officer) and the general level of various plan contributions, and annual wage increases to non-officer employees. Messrs. Sonosky and Ringsby form the Compensation Committee with respect to the compensation of Mr. Trueblood. In that role they recommend the compensation for Mr. Trueblood to the Board of Directors, which makes a final determination (without Mr. Trueblood's participation). The Compensation Committee held two meetings in fiscal 1997.

     The Company has a standing Incentive Stock Option Plan Administrative Committee comprised of Messrs. Blount, Butler and Sonosky. This Committee administers the Columbus Energy Corp. 1995 Stock Option Plan. The Incentive Stock Option Plan Administrative Committee met two times during fiscal 1997.

     The Company does not have a standing Nominating Committee.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors.

   Name and Age              Position with Columbus and Biographical Information
   ------------              ---------------------------------------------------

Harry A. Trueblood, Jr. (72)   See "Nominees for Election of Directors"

Clarence H. Brown (63)         See "Information Concerning Continuing Directors"

Ronald H. Beck (53)            Vice President.  Mr.  Beck  was  elected  Vice
                               President of Columbus in August 1985 and served as Treasurer from August 1985 to May 1993. He also serves as Chief Financial Officer.

Michael M. Logan (48)          Vice President.  Mr. Logan joined Columbus in
                               August 1985 and was elected Vice President of Corporate Development and Marketing in November
                               1985.

Harold C. Gutjahr (68)         Secretary. Mr. Gutjahr was elected Senior Vice
                               President and Secretary of Columbus in 1982.
                               He has been a part time employee since August 1, 1989, serving as Secretary.

James P. Garrett (51)          Treasurer.  Mr. Garrett joined Columbus in August
                               1992 as Controller and was elected Treasurer in May 1993.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid during each of the last three years to the Company's Chief Executive Officer and the other executive officers who earned over $100,000 in salary and bonus in fiscal 1997 (referred to as the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation
                               -------------------
Name and Principal     Fiscal                         Long Term Compensation Awards        All Other
    Position            Year    Salary($) Bonus($)  Securities Underlying Options(#)(6)  Compensation($)
------------------     ------   --------- --------  -----------------------------------  ---------------
H.A. Trueblood, Jr.     1997    $120,916  $100,000                34,375                     $22,057(1)
  Chief Executive       1996     108,000    11,766               165,550(5)                   15,179(1)
  Officer               1995     109,546    50,000                 -0-                         2,987(1)

Clarence H. Brown       1997     118,000    68,400                20,625                       4,480(2)
  Chief Operating       1996     110,400    13,873                16,500                       4,320(2)
  Officer               1995     110,987    20,688                16,500                       4,000(2)

Ronald H. Beck          1997     100,333    15,653                13,750                       6,928(3)
  Vice President        1996      93,917    11,787                11,000                       6,816(3)
  Finance               1995      94,300    11,719                28,908                       6,624(3)

Michael M. Logan        1997     100,333    15,653                13,750                       5,380(4)
  Vice President        1996      93,917    11,787                11,000                       5,220(4)
  Corp. Development     1995      94,300    11,719                28,908                       5,637(4)

(1) Amounts represent matching contributions by the Company under the 401(k) Plan of $4,480, $4,320 and $4,000 in fiscal 1997, 1996, and 1995 and the balance represents amounts accrued under the Company's separation pay policy of $17,577 in fiscal 1997, $10,859 in fiscal 1996, and a $1,013 reduction in 1995 because of a 15% salary reduction as of September 1, 1995.

(2)  Represents matching contributions by the Company under the 401(k) Plan.

(3) Represents matching contributions by the Company under the 401(k) Plan and Company contributions under the Employee Stock Purchase Plan which were $4,480 and $2,448, respectively, in 1997.

(4) Represents matching contributions by the Company under the 401(k) Plan and Company contributions under the Employee Stock Purchase Plan which were $4,480 and $900, respectively, in 1997.

(5) Includes a delayed grant of 96,800 options in exchange for the surrender of 121,000 outstanding options pursuant to an offer made by the Company in fiscal 1995 to all option holders whose salary had been reduced by the Board of Directors on August 1, 1995 to receive a number of options at the closing price on date of grant equal to 80% of the number of options held. Also includes a 34,375-share stock option approved by the Board of Directors in May 1995 but granted effective February 5, 1996, which was the earliest date that Mr. Trueblood was not subject to liability under Section 16 of the Securities Act of 1934.

(6) All option amounts have been adjusted for the Company's five-for-four stock split in May 1997 and 10% stock dividend paid toshareholders of record on February 23, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Company's named executive officers.


                                  Individual Grants
                      -----------------------------------------                    Potential Realizable
                       Number of                                                     Value at Assumed
                       Securities    % of Total                                   Annual Rates of Stock
                       Underlying      Options                                       Price Appreciation
                        Options       Granted to      Exercise                       For Option Term(3)
                        Granted      Employees in     Price(4)       Expiration   ---------------------
     Name             (#)(1)(2)(4)    Fiscal Year     ($/Share)         Date         5% ($)     10% ($)
     ----             ------------   ------------     ---------      ----------   ----------- ---------

H. A. Trueblood, Jr.     34,375          17.9           7.0909         5/7/00        38,422     80,681
Clarence H. Brown        20,625          10.8           7.0909         5/7/00        23,053     48,409
Michael M. Logan         13,750           7.0           7.0909         5/7/00        15,368     32,273
Ronald H. Beck           13,750           7.0           7.0909         5/7/00        15,368     32,273


(1) Because of the prior service provision in the Company's Employee Stock Option Plan, all options are exercisable upon grant.

(2) Options granted at the closing price of the Company's common stock on that date.

(3) These columns present hypothetical future realizable values of the options, obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a 5% and 10% compound annual rate over the term of the options. The 5% and 10% rates of market price appreciation are presented as examples pursuant to rules of the SEC and do not reflect management's prediction of the future market price of the Company's common stock. No gain to the optionees is possible without an increase in the market price of the common stock above the option price. There can be no assurance that the potential realizable values shown in this table will be achieved. The potential realizable values presented are NOT intended to indicate the value of the options.

(4) All option amounts and exercise prices have been adjusted for the Company's five-for-four stock split declared in May 1997 and 10% stock dividend paid to shareholders of record on February 23, 1998.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                       AND FISCAL YEAR END OPTION VALUES

     The table below summarizes for each of the named executive officers the number of stock options exercised during fiscal 1997, the total number of unexercised options held at November 30, 1997, and the aggregate dollar value of in-the-money, unexercised options held at November 30, 1997. Value realized upon exercise is the difference between the market price of the underlying common stock on the exercise date and the exercise price of the option. Value of unexercised in-the-money options at fiscal year end is based on the difference between the aggregate exercise price of the common stock and the market price of the stock on November 30, 1997 which was $8.625 per share ($7.84 per share after 10% stock dividend). As of that date, the underlying options had not been, and may never be, exercised. The actual gain realized, if any, will be when exercised and will depend on the value of the Company's common stock on that date. There is no assurance that any of the theoretical values shown below will ever be realized or will not be surpassed.

                                                 Number of
                                                Securities         Value of
                                                 Underlying       Unexercised
                     Shares                     Unexercised      In-the-Money
                     Acquired                     Options           Options
                   on Exercise       Value       at Fiscal         at Fiscal
   Name             (#)(1)(2)      Realized($)  Year End(#)(1)   Year End(#)(1)
   ----            -----------     -----------  --------------   --------------

H.A. Trueblood, Jr.  34,375         $114,844       34,375         $  82,031
Clarence H. Brown    12,952           31,588       74,855           114,091
Ronald H. Beck        5,500           18,500       48,158            96,819
Michael M. Logan      -0-              -0-         53,658           113,444

______________________________
(1)  All options are vested and exercisable.

(2) Option amounts have been adjusted for Company's five-for-four stock split in May 1997 and 10% stock dividend paid the shareholders of record on February 23, 1998.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The members of the Company's Compensation Committee during fiscal 1997 were Harry A. Trueblood, Jr., Jerol M. Sonosky and Donald W. Ringsby, each of whom are directors of the Company. Mr. Trueblood is the Chief Executive Officer of the Company. Mr. Trueblood's compensation is determined by the full Board of Directors without his participation.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The Company has prepared, in accordance with rules of the Securities and Exchange Commission, a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock with the cumulative total return of the American Stock Exchange Market Value Index and the Dow Jones-Secondary Oil Index for a period of five fiscal years commencing December 1, 1992, and ending November 30, 1997, as set forth below. The graph assumes the value of the investment in Columbus' common stock and each index as $100 on November 30, 1992, and that all cash dividends (of which there were none) were reinvested.

     The Stock Price Performance Graph below shall not be deemed incorporated by reference into any filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

COLUMBUS ENERGY CORP.
STOCK PRICE PERFORMANCE GRAPH

                                                  AMEX          DOW
                                    Columbus     Market        Jones
    Fiscal Year Covered              Energy     Value(1)   Secondary Oil(2)
    -------------------             --------    --------   ----------------
           1992                       100         100           100
           1993                       131         116.4         113.5
           1994                       132.8       109.8         110.8
           1995                        98.1       136           120.1
           1996                       175.2       149.7         157.7
           1997                       179.9       172.7         162.4

(1) Source: American Stock Exchange
(2) Source: DOW Jones Exchange

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation of Officers and Employees Generally

     The Board of Directors has delegated to the Compensation Committee (the "Committee") the responsibility of developing compensation programs to attract, motivate, and retain competent executives and other Company personnel. The
Committee as a part of its normal practice obtains the recommendations from Company's management related to individual performance. The Committee reviews compensation programs of other oil and gas companies, particularly those that are similarly situated and would normally provide the greatest source of competition for Columbus' personnel, current or prospective.

     The Committee primarily institutes changes in, or sets the level of, compensation based on consideration of recent and long-term contributions of individual employees; the business circumstances of the Company at the time such compensation levels are set; and comparison of competitor's compensation programs to those of the Company. The Committee is of the opinion that these policies have proved successful in retaining employees by providing meaningful incentives and have also contributed to the significant growth in the Company's operating assets and improvements in financial position since it became a public company. The Committee is convinced that one of the best ways to maximize shareholder value is to more closely align the interests of employees and shareholders by providing as a component of compensation, the acquisition of an equity interest in the Company.

     The basic elements of Columbus' executive compensation program has been a comparatively modest base salary augmented by grants of new stock options annually and since 1994 by issuance of stock in lieu of cash under the Incentive Compensation Plan. The Company has granted increases (and on occasion has instituted reductions) in the base salaries of its officers based on performance but only following a year-by-year review of (a) the market price of the Company's common stock, (b) the Company's total revenues, net income, discretionary cash flow, total assets, and stockholders' equity, and/or (c) expected future market performance of the common stock based upon potential improvement in its cash flow from activity not yet reflected in the Company's operating results. The Committee believes that the base salaries of management and the level of increases have been at or below the median level for similarly situated companies for the fiscal years from 1988 through 1997 and proposes to continue its policy of base salaries being near such median in an effort to preserve cash for operations and debt reduction. The Committee will generally establish compensation levels equal to or greater than that of similarly situated companies through grants or awards that provide an equity interest in the Company, such as special awards, bonuses, or Incentive Compensation Plan grants.

     The Committee annually reviews the operating results and compensation reported by four or more selected peer companies within the same industry niche before determining special awards or wage increases. Accordingly, the Company's executives should be able, with a fair degree of certainty, to rely upon the fact that with good comparative results, they will be rewarded in line with the Company's competitors. Creation of the Incentive Compensation Plan in 1994 has somewhat reduced a prior total reliance upon the exercise and sale of officer's stock option shares to generate extra cash required for such officer's total compensation in any given year to be at least comparable to that of peer companies. Should an individual officer unusually contribute to the Company's success in a given year, this factor will be taken into consideration when setting that officer's salary or granting an Incentive Compensation Plan award. The Incentive Compensation Plan has provided an excellent vehicle with which to supplement the base salaries of the executive officers. Through its optimum use, the Company hopes to avoid committing itself to an upward spiral of demand for cash for salaries which becomes difficult to reduce without destroying morale or losing key executives. There has been only one (August 1995) across-the-board reduction in management's salaries in the past ten years.

Compensation of the Chief Executive Officer

     The Committee separately evaluates the annual salary and other remuneration of Harry A. Trueblood, Jr., the Company's Chairman, President and Chief Executive Officer, without Mr. Trueblood's participation. The Committee assesses Mr. Trueblood's past performance and expected future contributions and, based upon that assessment, makes its recommendations to the full Board of Directors which ultimately makes the final determination of Mr. Trueblood's compensation. At no point during this process does Mr. Trueblood participate in any findings, deliberations or decisions made by those directors.

     The Board of Directors has previously utilized similar performance parameters for Mr. Trueblood as those used for the other executive officers but with special emphasis placed on the Company's performance versus a peer group companies and the energy industry in general and expects to continue such a policy with respect to Mr. Trueblood's compensation in 1998. Using such guidelines during its annual review in May 1997, the Committee recommended an increase of $9,800 in Mr. Trueblood's base salary and an award of a 25,000-share non-qualified stock option (34,375 after five-for-four stock split and 10% stock dividend). The full Board of Directors subsequently added a cash bonus of $100,000 in recognition of the outstanding improvement in operating results of the Company achieved during fiscal 1996. See "Executive Compensation - Summary Compensation Table - Option Grants in Last Fiscal Year".

     Mr. Trueblood's annual compensation package has usually consisted of a modest base salary supplemented by an annual bonus in most years, plus annual grants of non-qualified stock options which do not possess the same tax advantages as do incentive stock options granted to other officers. By virtue of his percentage stock ownership, Mr. Trueblood is not permitted to participate in either the Incentive Compensation Plan or the Employee Stock Purchase Plan but is allowed to receive the same percentage of annual matching contributions from the Company to his 401(k) Plan as received by officers and other employees.

     The Committee is a standing Committee. Its current composition with respect to a review of all officers other than Mr. Trueblood consists of Jerol M. Sonosky, Chairman of the Committee, Donald W. Ringsby, and Harry A. Trueblood, Jr., all of whom are directors of the Company, but consists only of Messrs. Sonosky and Ringsby with respect to Mr. Trueblood. The Board of Directors in May 1997 elected each of these persons as Committee members to serve for the balance of fiscal 1997 and until the Board's annual organizational meeting following the Annual Meeting of Shareholders in May 1998.

                         For the Compensation Committee

         Donald W. Ringsby   Harry A. Trueblood, Jr.   Jerol M. Sonosky

     The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

Separation Pay Policy

     Since December 1, 1990, the Company has had a separation pay policy which covers all regular terminations and, in addition, certain "special" terminations of officers (including the named executive officers) in the case of certain contractions and restructures of the Company, and in the event of a change of control of the Company. All officers and employees with at least one year of service are covered by this policy.

     In the event of a termination as a result of a contraction, restructure, or a "special" termination or a "friendly" change of control (i.e. having received affirmative vote of the Board), an officer (i) with less than 24 months of service will receive six weeks' severance pay; (ii) with more than 24 months but less than 36 months of service will receive nine weeks' severance pay; and (iii) with more than 36 months of service will receive three month's salary plus an additional three weeks of pay for each full year of service; provided that all officers with 36 months or more of service will receive not less than six months of severance pay. The severance pay rate will be calculated on the basis of the average weekly salary received during the 52 weeks immediately preceding such termination. If there is a "hostile" change of control (i.e. not approved by the Board), the amounts will be increased by one and one-half times.

     At the discretion of the Board of Directors, officers and non-officer employees may receive upon their retirement the same benefits they would have received upon a friendly change of control of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Historically, Columbus, in the ordinary course of business, has sought the participation of other persons in its oil and gas exploration and other business activities. Participation in such ventures have been sold for the purpose of permitting Columbus to minimize its cost basis in the transactions, or realize a profit from the ventures, and to reduce the risk to Columbus in any single business transaction. During fiscal 1997, no directors, officers or holders of more than 5% of the Company's voting securities or such person's immediate family ("insiders") acquired from Columbus participation in its oil and gas ventures in an amount of $60,000 or more. In the past, certain of the Company's directors and officers have participated in the Company's business activities as individual investors with varying levels of investment from year to year which sometimes has exceeded that threshold amount.

     Any  participation  by such  insiders has always been (and will continue to
be) on the same terms and conditions as the participation of other persons who are not directors or officers of Columbus, and no director or officer will derive any special benefits by virtue of their relationship as directors/officers of Columbus. In the course of the exploration, development and operations which are conducted on the oil and gas leases in which Columbus is the operator, officers and directors of Columbus from time to time are indebted to the Company for the period beginning when they receive their monthly invoices until they pay the amounts they owe on such invoices.

     Mr. Trueblood is an executive officer and director and more than 10% shareholder of CEC Resources Ltd. ("Resources"). For the fiscal year ended November 30, 1997, the Company received $255,000 from Resources for providing certain management services for that former wholly-owned Canadian subsidiary, which included a charge for his prorated time devoted to serving as Resources' Chief Executive Officer. Other named executive officers' prorated time spent on Resources' matters were also included in that charge.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of the Company's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's common stock and other equity securities. Such persons are required to furnish the Company with copies of all
Section 16(a) reports they file.

     Based on its review of the copies of such reports received by it, the Company believes that all such reports were timely filed in fiscal 1997.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P. began serving the Company as of its incorporation in 1982 and was the Company's independent auditor for the year ended November
30, 1997. Coopers & Lybrand L.L.P. has informed the Company that it has no direct financial interest or any material indirect financial interest in the Company. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the annual meeting and will be provided the opportunity to make a statement if they so desire. Such representatives are expected to be available to respond to appropriate questions. The Board of Directors has selected Coopers & Lybrand L.L.P. as the independent accountants for fiscal 1998.

                          FUTURE SHAREHOLDER PROPOSALS

     If any shareholder intends to present a proposal for action at the annual meeting of shareholders to be held in 1999, such proposal must be received by the Company at its principal executive offices not later than the close of business on November 25, 1998, in order to be included in the Company's proxy material for that meeting.

                                 OTHER BUSINESS

     The Company does not know of any business to be presented for consideration at the annual meeting other than the election of directors. If other business is properly presented, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters, although all proxies will be voted as directed.

     The cost of preparing and mailing the enclosed material will be borne by Columbus. In addition to the solicitation of proxies by mail, it is expected that some of the officers, directors and regular employees of the Company, who will receive no compensation therefor in addition to the regular compensation, will solicit proxies on behalf of the Company by telephone, facsimile and personal interview, with the cost of any such solicitation to be borne by the Company.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        H. C. Gutjahr
                                        Secretary

                              COLUMBUS ENERGY CORP.           Common Stock Proxy
                            (a Colorado corporation)

               THIS PROXY IS SOLICITED BY ITS BOARD OF DIRECTORS

     The undersigned hereby appoints Harry A. Trueblood, Jr., J. Samuel Butler and William H. Blount, Jr., or any one or more of them, with full power of substitution, as attorneys-in-fact of the undersigned to vote the shares of stock held of record on March 16, 1998, which the undersigned would be entitled to vote if personally present, at the annual meeting of shareholders of Columbus Energy Corp. to be held in the Norwest Bank Building Forum Room, Main Floor, 1740 Broadway, Denver, Colorado on Thursday, May 7, 1998 at 9:30 a.m. MDT and at any adjournment thereof.

Management proposals:

(1)  Election of Class I Directors for the nominees listed below
     (except as marked to the contrary below)  [ ]

     Withhold authority to vote for all nominees listed below  [ ]

     Harry A. Trueblood, Jr., William H. Blount, Jr. and Donald W. Ringsby (Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.
           If authority is not withheld, it shall be deemed granted.)


(2) In their discretion for such other matters as may properly come before the meeting.

NOTE: THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND, IN THE PROXY HOLDER'S DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, UNLESS A CONTRARY SPECIFICATION IS MADE.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY.

Date signed: ____________________________

Signature:

X_____________________________________


X_____________________________________

Please sign exactly as your name appears on this proxy.